Exhibit 10.1

GRAY TELEVISION, INC.

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

PURSUANT TO

2007 LONG TERM INCENTIVE PLAN

THIS AGREEMENT, made as of the           of                              , by and between GRAY TELEVISION, INC. (hereinafter referred to as the “Company”) and [            ] (hereinafter referred to as “Optionee”).

WHEREAS, the Company has adopted an equity plan known as the 2007 Long Term Incentive Plan (hereinafter referred to as the “Plan”) for the purpose of advancing the interests of the Company and its shareholders by strengthening the ability of the Company to attract and retain officers and key employees of training, experience, and ability and to furnish an additional incentive to those officers and key employees of the Company upon whose judgment, initiative and efforts the successful conduct and growth of its and their business largely depend, by encouraging officers and key employees to have a material interest in the increase in value of, and to become owners or increase their ownership of, the common stock, no par value, of the Company (“Common Stock”); and

WHEREAS, Optionee is now an officer or key employee of the Company or one of its subsidiaries and the Company desires to have Optionee remain as an officer or key employee and to afford Optionee the opportunity to acquire or enlarge Optionee’s stock ownership in the Company, so that Optionee may have a direct proprietary interest in the Company’s success;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth herein, the Company grants to Optionee a nonqualified stock option (the “Option”) to purchase from the Company all or any part of [            ] ([            ]) shares of Common Stock (“Shares”). The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code (as defined in the Plan).

2. Term and Exercise of Option.

(a) The term of the Option granted herein shall commence as of [            ] (the “Date of Grant”) and end on [            ] (the “Option Period”).

(b) The Option shall become exercisable over a [            ] year period beginning [            ] as follows:

[            ]

if on each respective date Optionee has not terminated his or her employment with the Company or any Subsidiary (as defined in the Plan) of the Company. For purposes of this Agreement, leaves of absence granted to Optionee by the Company for military service, illness, and transfers of employment between the Company and any Subsidiary thereof shall not constitute a termination of employment.

(c) The Option hereby granted may be exercised by contacting the administrative agent for the Plan.

3. Exercise Price.

(a) Optionee must pay $[            ] per share (subject to adjustment pursuant to section 6 hereof) for the Shares acquired pursuant to this Agreement.

(b) Payment of the option price of the Shares shall be made in cash or in equivalent value of Company stock held by Optionee for at least six months at the time an Option is exercised.

4. Termination of Option.

(a) Except as otherwise provided below and subject to the provisions of Section 2 hereof, the Option hereby granted shall terminate and be of no force or effect upon the happening of the first of the following events:

(i)	The expiration of the Option Period;

(ii)	Thirty (30) days after the first day of termination of Optionee’s employment or position as an officer or key employee of the Company, except in the case of Optionee’s death, disability or retirement with the consent of the Company, unless for Cause, in which event termination of the Option shall occur immediately upon termination of employment. For the purposes of this Agreement, the term “Cause” shall mean: (i) conduct by Optionee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his or her duties hereunder, or conduct that has materially and adversely affected the business, reputation or interest of the Company or any of its affiliates; (ii) the breach by Optionee of any covenant, promise or agreement, or the failure by Optionee to otherwise perform his or her duties in the manner and to the extent required, or the breach by Optionee of any other obligation owed by Optionee to the Company or the failure by Optionee to comply with policies, procedures and directions adopted or established by the Company; (iii) the indictment or conviction of Optionee of a felony; and (iv) misappropriation of or intentional material damage to the property or business of the Company;

(iii)	Twelve months after the first day of termination by reason of retirement with the consent of the Company or disability, unless Optionee dies during the twelve month period.

(b) The Option evidenced hereby is nontransferable except as provided in subsection (c) below with respect to the death of an Optionee, and shall be exercisable during the lifetime of Optionee only by Optionee.

(c) If Optionee ceases to be an employee or officer of the Company by reason of death, any unexpired portion of the Option held by Optionee and not exercised may be exercised by a legatee or legatees under Optionee’s Last Will and Testament or by his/her personal representative or representatives (to the extent the Option would have been exercisable by Optionee) at any time within twelve months after the date of Optionee’s death. If Optionee ceases to be an employee or officer of the Company by retirement with consent of the Company or disability and then dies within twelve months of such termination, any unexpired portion of the Option held by Optionee and not exercised may be exercised by a legatee or legatees under Optionee’s Last Will and Testament or by his/her personal representative or representatives (to the extent the Option would have been exercisable by Optionee) at any time within three months after the date of Optionee’s death.

5. Rights as a Shareholder. Optionee shall have no rights as a shareholder of the Company with respect to any Shares covered by this Option until the issuance of a stock certificate to him/her for such Shares.

6. Changes in Capitalization.

(a) As provided in Section 13 of the Plan, and upon the occurrence of any of the conditions listed therein, the Committee (as defined in the Plan) in its sole discretion shall make any adjustments as may be appropriate in the number of Shares as to which this Option shall be exercisable and in the option rights granted.

(b) As provided in Section 14 of the Plan, upon the occurrence of any of the conditions listed therein, this Option shall be immediately exercisable in accordance with that paragraph, subject to the limitations imposed under this Section.

7. Covenants and Representations of Optionee. Optionee represents, warrants, covenants and agrees with the Company as follows:

(a) The Option is being received for Optionee’s own account without the participation of any other person;

(b) Optionee is not acquiring the Option based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Shares subject to this Option, but rather upon an independent examination and judgment as to the prospects of the Company;

(c) Optionee has received a copy of the Plan and has had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company; Optionee has examined all of these documents as he/she wished, is familiar with the business and affairs of the Company, and realizes that the receipt of the Shares is a speculative investment and that any possible profit therefrom is uncertain;

(d) Optionee has had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all information available with respect to the Plan, the Company and its affairs, and has received all information and data with respect to the Plan and the Company that he/she has requested and which he/she has deemed relevant in connection with his/her receipt of the Option and the Shares subject thereto;

(e) Optionee is able to bear the economic risk of the investment, including the risk of a complete loss of his/her investment;

(f) The agreements, representations, warranties, and covenants made by Optionee herein with respect to the Option shall also extend to and apply to all of the Shares of the Company issued to Optionee from time to time pursuant to this Option. Acceptance by Optionee of the certificate(s) representing Shares shall constitute a confirmation by Optionee that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

8. Compliance with Securities Laws. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issuance of Shares to Optionee, any federal or state securities law, any regulation or requirement of the Securities and Exchange Commission or any other governmental authority having jurisdiction shall require either the Company or Optionee to take any action in connection with the Shares then to be issued, the issuance of the Shares shall be deferred until that action shall have been taken; however, the Company shall be under no obligation to take action, and the Company shall have no liability whatsoever as a result of the nonissuance of the Shares, except to refund to Optionee any consideration tendered in respect of the exercise price.

9. Resolution of Disputes. Any dispute or disagreement which shall arise under, as a result of, or pursuant to, this agreement shall be determined by the President of the Company, in his absolute and sole discretion, and any such determination or any other determination by the President under or pursuant to this Agreement and any interpretation by the President of the terms of this Agreement shall be final, binding and conclusive on all persons affected thereby; provided, however, the Committee shall have the right, in its absolute and sole discretion, to overrule or modify any determination or interpretation made by the President, in which event any determination or interpretation by the Committee shall be final, binding and conclusive on all persons affected thereby.

10. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the President of the Company, or the Company (attention of the President), at 4370 Peachtree Road, NE, Atlanta, Georgia 30319, or at any other address as the Company, by notice to Optionee, may designate in writing from time to time; to Optionee, at Optionee’s address as shown on the records of the Company, or at any other address as Optionee, by notice to the Company, may designate in writing from time to time.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

12. Severability. In the event that any one or more of the provisions or portion thereof contained in the Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

14. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.

15. Entire Agreement. Subject to the terms and conditions of the Plan, which is incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

This Agreement shall be governed, construed and enforced in all respects in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties have executed and sealed this Nonqualified Stock Option Agreement on the date and year set forth above.

[CORPORATE SEAL]	Gray Television, Inc.

ATTEST:	By:
	Name:	[ ]
	Title:	[ ]

Accepted this day of , 20 .

OPTIONEE:

[ ]

Social Security Number